Exhibit 99.1

Contact:	Rick McCook
Chief Financial Officer
832.601.6089
rick.mccook@usoncology.com

US Oncology Reports First Quarter 2007 Results

HOUSTON, TX, May 3, 2007 – US Oncology Holdings, Inc. (“Holdings” or the “Company”), the parent company of US Oncology, Inc. (“US Oncology”), one of the nation’s largest cancer services companies, reported revenue of $732.0 million, EBITDA of $36.9 million, Adjusted EBITDA of $57.2 million, net loss of $15.6 million and operating cash flow of $23.7 million for the quarter ended March 31, 2007.

The results of Holdings include those of US Oncology, its wholly owned subsidiary, through which all operations are conducted. The results of operations and financial position of Holdings are substantially identical to those of US Oncology, with the exception of nominal administrative expenses and items related to the capitalization of Holdings. For the quarter ended March 31, 2007, US Oncology reported EBITDA of $49.9 million, Adjusted EBITDA of $57.3 million, net income of $2.1 million and operating cash flow of $36.3 million. Differences between the results of Holdings and US Oncology, as well as selected balance sheet data, are reconciled in this press release.

US Oncology Holdings First Quarter Highlights

•

EBITDA for the first quarter of 2007 was $36.9 million, compared to $61.4 million for the first quarter of 2006 and $59.5 million for the fourth quarter of 2006. The decrease from the first quarter and fourth quarter of 2006 is due primarily to a $12.9 million loss on early extinguishment of $250.0 million floating rate notes of US Oncology Holdings, Inc. and a $7.4 million impairment and restructuring charge relating to two markets. Excluding these charges, Adjusted EBITDA for the first quarter of 2007 was $57.2 million.

•	Cash provided by operations was $23.7 million in the first quarter of 2007, compared with $128.2 million used in the same period in 2006 and $57.1 million provided in the fourth quarter of 2006.

•

In the first quarter of 2007, 26 physicians began practicing as part of the US Oncology network and 16 physicians separated from the network. These departures were due to the retirement of six physicians and separation of six physicians under comprehensive service agreements and four physicians under the oncology pharmaceutical services (“OPS”) model. During the first quarter of 2007, agreements were signed with 69 physicians, consisting of 54 physicians through practice affiliations and 15 individually recruited physicians, to begin practicing in our network under comprehensive management or OPS agreements. Since March 31, 2007, agreements with 47 physicians have become effective and those physicians are now practicing as part of our network.

Key Factors Impacting First Quarter Results

•

Affiliated practices continued to adopt expanded service offerings for their patients such as image guided radiation therapy (“IGRT”) and brachytherapy, which are reimbursed at higher rates than conventional radiation therapy. At March 31, two integrated cancer centers were under construction and are expected to begin providing patient care in 2007.

•

Pharmaceutical services revenue and EBITDA continued to increase as a result of the addition of OPS customers since the first quarter of 2006, expanded manufacturer services and increased distribution volume.

•

As a result of recent studies that have called into question appropriateness of supportive care drugs used to treat cancer induced anemia, we experienced reduced utilization of such drugs as compared to prior periods. We currently expect lower utilization of these drugs to reduce pretax income for fiscal year 2007 by approximately $8 million to $10 million.

•

Effective January 1, 2007, Medicare discontinued the Medicare Demonstration Project, which provided payments to oncologists for providing certain patient care information, and implemented new rules decreasing diagnostic radiology reimbursement and increasing other non-drug reimbursement. As compared to the first quarter of 2006 and fourth quarter of 2006, these reimbursement changes reduced pretax income by approximately $1.9 million and $2.0 million, respectively.

•

Results for the first quarter of 2007 include impairment and restructuring charges of $7.4 million relating to affiliated practices in two markets, made up of a total of ten physicians, in which market-specific conditions have prevented effective implementation of our strategies. We also reserved $3.5 million due to uncertainty about collectibility of management fees from those practices.

Dale Ross, Chairman and Chief Executive Officer stated, “During the first quarter, oncologists, particularly medical oncologists, continued to face a challenging environment of downward pressure on reimbursement, rising costs and pressure from payers to contain costs by influencing practice patterns. Operating results of our medical oncology segment reflect this environment. Now more than ever, we believe that to be successful, oncology practices must grow within their local market, diversify beyond medical oncology and focus on efficient management and utilization of assets. US Oncology has a proven track record of helping its affiliated practices accomplish these goals.

“We remain committed to helping our affiliated practices grow and add to their service offerings. At the same time, we continue to support network practices operationally through our practice quality and efficiency initiatives, our electronic medical record and development of our network’s evidence-based medicine initiative. We believe that efficiently operated practices that apply evidence-based treatment protocols offer the best hope of containing the costs of cancer treatment while providing patients the high quality care they deserve. Our recent development successes and strong development pipeline support our value proposition of enabling oncology practices to respond to market pressures more effectively than would be possible if operating outside the US Oncology network.

“Our financial results for the first quarter also include impairment charges relating to two of our markets, representing a total of ten physicians, in which we have not been able to fully implement our strategies. While we are disappointed with the financial impact of these charges, we believe that the challenges in these markets underscore the need for our services. Practices that are not appropriately positioned are feeling the pressures of the marketplace more acutely than ever. We remain committed to these markets and to working with each practice to improve financial performance,” said Ross.

Results of Operations

The Company operates and manages its business through four operating segments. The table below compares the results of the first quarter of 2007 to the results of the corresponding period of the prior year and the preceding quarter (in millions).

	Q1	Q1%		Q4%
	2007	2006	Change	2006	Change
Revenue
Medical oncology services	$521.9	$528.3	(1.2)	$524.5	(0.5)
Cancer center services	84.3	79.0	6.7	81.8	3.1
Pharmaceutical services(2)	541.4	481.8	12.4	520.0	4.1
Research and other	13.0	12.6	3.2	12.5	4.0
Eliminations(1),(2)	(428.6)	(400.0)	7.1	(417.2)	2.7

Total	$732.0	$701.7	4.3	$721.6	1.4

Operating income (loss)
Medical oncology services	$24.8	$31.8	(22.0)	$25.2	(1.6)
Cancer center services	20.0	19.1	4.7	19.2	4.2
Pharmaceutical services	21.1	20.4	3.4	20.2	4.5
Research and other	0.3	(0.9)	nm (5)	0.4	(25.0)
Corporate costs(3)	(30.3)	(29.4)	(3.1)	(27.9)	(8.6)
Impairment and restructuring charges(4)	(7.4)	—	nm (5)	—	nm (5)

Total	$28.5	$41.0	(30.5)	$37.1	(23.2)

EBITDA
Medical oncology services	$24.8	$31.8	(22.0)	$25.2	(1.6)
Cancer center services	29.5	28.5	3.5	28.9	2.1
Pharmaceutical services	22.4	20.5	9.3	21.5	4.2
Research and other	0.5	(0.9)	nm (5)	0.6	nm (5)
Corporate costs(3)	(20.0)	(18.5)	(8.1)	(16.7)	(19.8)
Loss on debt extinguishment(4)	(12.9)	—	nm (5)	—	nm (5)
Impairment and restructuring charges(4)	(7.4)	—	nm (5)	—	nm (5)

Total	$36.9	$61.4	(39.9)	$59.5	(38.0)

Adjusted EBITDA(4)	$57.2	$61.4	(6.8)	$59.5	(3.9)
Net income (loss)	$(15.6)	$7.6	nm (5)	$3.3	nm (5)
Operating cash flow	$23.7	$(128.2)	nm (5)	$57.1	(58.5)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our practices affiliated under comprehensive service agreements (medical oncology segment).
(2)	The distribution center began operations on a limited basis in September 2005, and achieved normal operating levels in the second quarter of 2006.
(3)	Corporate costs relate primarily to general and administrative expenses in support of our network.
(4)	Loss on early extinguishment of debt of $12.9 million and impairment and restructuring charges of $7.4 million (of which $3.1 million relates to the cancer center services segment and the remainder is included as a corporate cost) in the first quarter of 2007 are excluded from Adjusted EBITDA for the first quarter of 2007.
(5)	Not meaningful.

Medical Oncology Services

In the first quarter of 2007, medical oncology services revenue decreased $6.4 million, or 1.2 percent and EBITDA decreased $7.0 million, or 22.0 percent, compared to the first quarter of 2006. Medical oncology services revenue was consistent with the fourth quarter of 2006 and EBITDA decreased $0.4 million, or 1.6 percent, from the prior quarter. These decreases were due to a reduction of the management fees paid by affiliated practices (as discussed below), financial support provided to two affiliated practices experiencing operational challenges, and the elimination of payments by Medicare to oncologists for providing certain patient care information (the “Medicare Demonstration Project”) effective January 1, 2007. These reductions were partially offset by lower drug costs resulting from the renegotiation of certain manufacturer discounts and rebates.

The involvement of affiliated practices in our medical oncology services segment is important to the success of our pharmaceutical services segment. Effective July 1, 2006, to promote continued support of initiatives in this area, we began a program to reduce management fees paid by affiliated practices based upon compliance with distribution efficiency guidelines established by the Company and the profitability of the pharmaceutical services segment. For the first quarter of 2007 and the fourth quarter of 2006, the management fee reduction amounted to $4.2 million and $4.6 million, respectively. This program was not in effect during the first quarter of 2006 and, as such, no management fee reductions were recognized in that period.

During the first quarter, the U.S. Food and Drug Administration (the “FDA”) issued a public health advisory outlining new safety information, including revised product labeling, about erythropoiesis-stimulating agents (“ESAs”), widely-used drugs for the treatment of anemia. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. In particular, the FDA highlighted studies that concluded an increased risk of death may occur in cancer patients who are not receiving chemotherapy who are treated with ESAs. Partly in response to such warnings, certain Medicare intermediaries have ceased reimbursement for ESAs administered to patients who are not current or recent chemotherapy recipients at the time of administration. In addition, intermediaries have revised usage guidelines for ESAs in other circumstances. The Centers for Medicare and Medicaid Services (“CMS”) is currently developing standard national usage and reimbursement policies for ESAs which are expected to be issued in December 2007. We remain engaged in that process and expect further clarity to result. In addition, the Company expects continued payer scrutiny of the side effects of supportive care products and other drugs that represent significant costs to payers. In its evidence-based medicine initiative, our network also continually reviews emerging scientific information to develop clinical pathways for use in oncology and we remain engaged with payers in determining optimal usage for pharmaceuticals.

Cancer Center Services

Cancer center services revenue was $84.3 million and EBITDA was $29.5 million for the first quarter of 2007, representing increases of 6.7 percent and 3.5 percent, respectively, over the first quarter of 2006. These increases reflect a 1.4 percent increase in radiation treatments and diagnostic radiology procedures per day over the same period in the prior year, which were partially offset by the reduced Medicare reimbursement for diagnostic radiology services effective January 1, 2007. Both revenue and EBITDA increased at a rate in excess of treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy (“IGRT”) and brachytherapy by network practices, which are reimbursed at higher rates than conventional radiation therapy.

Cancer center services revenue increased 3.1 percent and EBITDA increased 2.1 percent from the fourth quarter of 2006 reflecting a 2.6 percent increase in daily technology-based treatments over the prior quarter, partially offset by the reduced Medicare imaging reimbursement.

Pharmaceutical Services

Pharmaceutical services revenue was $541.4 million, an increase of $59.6 million over the first quarter of 2006. The revenue increase is primarily due to the fact that our distribution center operations did not achieve normal operating levels until the second quarter of 2006. Also contributing to revenue growth was the addition of 62 net physicians affiliated through oncology pharmaceutical services (“OPS”) agreements since the first quarter of 2006. Pharmaceutical services EBITDA was $22.4 million for the first quarter of 2007, an increase of $1.9 million over the comparable prior year period, as a result of the increase in revenue, which was partially offset by start-up losses associated with our recently launched oral oncology specialty pharmacy business and other services targeted to payers and manufacturers.

Pharmaceutical services revenue in the first quarter of 2007 increased 4.1 percent and EBITDA increased 4.2 percent over the preceding quarter due to the addition of 44 net physicians affiliated under OPS agreements during the fourth quarter of 2006 and first quarter of 2007.

Corporate Costs

Corporate costs, which represent general and administrative expenses, excluding stock-based compensation, were $20.0 million in the first quarter of 2007, compared to $18.5 million in the first quarter of 2006 and $16.7 million in the fourth quarter of 2006. Corporate costs in the first quarter of 2007 were $1.5 million higher than the comparable period in 2006 due primarily to personnel and professional costs incurred in the first quarter of 2007 in furtherance of strategic initiatives.

During the first quarter, corporate costs increased $3.3 million over the fourth quarter of 2006, due primarily to a reduction in incentive compensation recognized during the fourth quarter of 2006 to reflect actual results for the fiscal year.

Net Income (Loss)

Net loss for the first quarter of 2007 was $15.6 million which represents a decrease of $23.2 million compared to the first quarter of 2006 and a decrease of $18.8 million compared to the fourth quarter of 2006. These decreases reflect reductions in income before income taxes of $29.2 million and $23.1 million compared to the first and fourth quarters of 2006, respectively, due principally to the loss on debt extinguishment of $12.9 million and impairment and restructuring charges of $7.4 million incurred in the first quarter of 2007. Additionally, compared to both periods, the loss before income taxes in the first quarter of 2007 reflects lower operating income, which is consistent with the results of operations discussed above, and higher interest expense. The income tax benefit associated with the loss before income taxes was partially offset by a margin tax in the state of Texas which became effective January 1, 2007.

The Company has reduced its Adjusted EBITDA expectation for fiscal year 2007 to between $250 million to $260 million. Adjusted EBITDA excludes $20.3 million related to charges in the first quarter of 2007 for the loss on extinguishment of debt and impairment and restructuring costs in two markets. For fiscal year 2007, EBITDA is expected to be between $230 million and $240 million. This estimate is a forward-looking statement and is subject to uncertainty. The reader should refer to the Company’s cautionary advice regarding forward-looking statements appearing elsewhere in this news release and in the Company’s filings with the Securities and Exchange Commission.

Cash Flow

During the first quarter of 2007, cash provided by operations was $23.7 million, compared to $128.2 million used in the first quarter of 2006 reflecting working capital investments for inventory and accounts payable to support the Company’s distribution initiative in the first quarter of 2006. During the first quarter of 2006, inventory increased by $61.3 million and accounts payable decreased by $51.7 million as the Company became the primary pharmaceutical distributor for the network.

During the fourth quarter of 2006, cash provided by operations was $57.1 million. The decrease in operating cash flow in the first quarter of 2007 reflects higher scheduled interest payments in the first quarter.

As of May 1, 2007, the Company had $95.8 million of cash and investments, and availability under its revolving credit facility of $136.7 million.

Note Offering

In March 2007, US Oncology Holdings, Inc. completed a $425.0 million senior floating rate PIK toggle note offering (“the Notes”). Proceeds from the Notes were used to repay existing $250.0 million floating rate notes and, after payment of transaction fees and expenses, a $158.5 million dividend to common and preferred shareholders. The $425.0 million notes bear interest at LIBOR plus 4.50 percent. The Company has entered into an interest rate swap agreement effectively fixing the LIBOR base rate at 4.97% through maturity. Prior to a scheduled 0.50 percent spread increase in both 2009 and 2010 (as called for under the loan agreement) the fixed interest rate will be 9.47%.

In connection with refinancing the existing notes, the Company recognized a $12.9 million extinguishment loss related to payment of a 2.0 percent call premium, interest expense during a 30 day call period, and the write off of unamortized issuance costs related to the retired debt.

Development

One of the Company’s ongoing objectives is to expand our network by affiliating with practices in new or existing markets, recruiting physicians into existing affiliated practices and entering into joint ventures. In the first quarter of 2007, our network grew by 10 net physicians. As of March 31, 2007, 60 physicians had executed contracts to join our network under new or existing comprehensive services agreements expected to become effective in the second and third quarters of 2007. Since March 31, 2007, 14 of these physicians have commenced practicing under comprehensive service agreements, including three new practices, consisting of 13 physicians, that joined the US Oncology network effective May 1, 2007. Two of these practices represent new markets in Ohio and New York and the third practice is joining with an existing affiliated practice in South Carolina.

At March 31, 2007, 36 physicians had executed agreements under the OPS model that will become effective in the current year. Since March 31, 2007, 33 of these physicians have started purchasing pharmaceutical products and services from the Company.

In addition, a joint venture with a major healthcare system in Indiana commenced operations in March, 2007, and a second joint venture is expected to begin providing patient care in June, 2007 in North Texas.

Ross continued, “The Company’s value proposition continues to be validated by the results of our increased development activity, particularly considering the more recent difficult operating environment. We are excited to welcome thirteen new affiliated physicians with over 70 employees to our network this week. Growth, such as these three new affiliations, will continue to permit us to expand our capabilities and resources, thereby increasing the Company’s competitive advantage and further strengthening the clinical care offered by our affiliated practices.”

Impairment and Restructuring Charges

In the large majority of our markets, we believe our strategies of practice consolidation, diversification and process improvement continue to be effective. However in a small number of markets, specific local factors have prevented effective implementation of our strategies and practice performance has suffered. Specifically, in two markets in which an aggregate of ten physicians are affiliated with us, these market-specific conditions caused us to recognize impairment and restructuring charges totaling $7.4 million during the first quarter. The components of the charge are as follows (in thousands):

Management Services Agreement	$4,325
Equipment	2,512
Lease Obligations and Leasehold Improvements	558

Total	$7,395

In one of the markets, state regulators reversed a prior determination and ruled that, under the state’s certificate of need law, our affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. We are appealing this determination and are exploring other options that would make the treatment facility available to patients. However, such efforts did not advance sufficiently during the first quarter of 2007 and, therefore, the resumption of radiation services or other recovery of our investment is not considered likely.

In the other market, financial performance has deteriorated as a result of an excessive cost structure relative to practice revenue. We are working with the practice involved to restructure this market and establish a base for future growth to otherwise improve financial performance. During the first quarter we incurred impairment and restructuring charges because, based on currently anticipated operating results, we do not expect that practice performance will be sufficient to recover the value of certain assets and our intangible asset associated with the management service agreement in this market.

We remain committed to the markets in which we have recognized impairment charges. In each of them, we are taking actions to improve performance, including consolidation of facilities, possible transfers of assets, and other actions, such as recruiting physicians, designed to better align the practices with our strategic direction. As we work to restructure operations in these markets, we expect that they will continue to underperform relative to the network and during this period we may recognize additional costs.

Contingencies and Risks

On April 18, 2006, the Company terminated its net revenue model comprehensive service agreement with a 35-physician practice in Oklahoma, as a result of alleged breaches of that agreement by the practice. The practice accounted for 4.6 percent and 2.3 percent of the Company’s revenue and EBITDA, respectively, for the first quarter of 2006. The Company remains in litigation with this practice regarding termination of its service agreement. As a result of the practice’s alleged breaches of that agreement and the litigation, the Company was unable to collect payments on receivables owned by us and other amounts owed by the practice on a timely basis. At March 31, 2007, the total amount owed to us for those receivables of $22.5 million is reflected on our balance sheet as other assets. We intend to pursue our claims, including claims for those amounts owed to us, as well as unpaid management fees and any other damages, fees and expenses that we incurred as a result of terminating this service agreement. We also intend to defend against the practice’s allegations that we breached the agreement and that the agreement is unenforceable. As with any complex litigation, the process necessary to resolve this claim may take as long as one to two years.

During the fourth quarter of 2005, we received a subpoena from the United States Department of Justice’s Civil Litigation Division (“DOJ”) requesting a broad range of information about us and our business, generally in relation to our contracts and relationships with pharmaceutical manufacturers. We are in the process of responding to the subpoena and are cooperating fully with the DOJ.

During March 2007, the Company became aware that it and one of its affiliated practices are the subject of allegations that the practice may have engaged in activities that violate the Federal False Claims Act. These allegations are contained in a qui tam complaint, commonly referred to as a “whistle-blower” lawsuit. The details of this suit are not publicly available or disclosable at the current time since qui tam complaints are filed on a confidential basis with a United States federal court. The Department is in the early stages of its investigation, and as such, has not made a decision on the merits of the whistle-blower’s claim. The Company intends to continue to investigate and vigorously defend itself against any and all such claims, and the Company continues to believe that it conducts its operations in compliance with law. Based upon its present understanding of the nature and scope of the claim and investigation, the Company does not expect this claim to have a material adverse effect on its operations or financial condition.

The Company and US Oncology will broadcast the 2007 first quarter financial results by conference call on Thursday, May 3, 2007 at 9:00 A.M. Central Daylight Time. The archived replay of the event will be available through the news center on the Company’s Web site (www.usoncology.com).

About US Oncology, Inc.

US Oncology, headquartered in Houston, Texas, is one of the nation’s largest cancer treatment and research networks. US Oncology provides extensive services and support to its affiliated cancer care sites nationwide to help them expand their offering of the most advanced treatments and technologies, build integrated community-based cancer care centers, improve their therapeutic drug management programs and participate in many of the new cancer-related clinical research studies. US Oncology is affiliated with 1,077 physicians operating in 433 locations, including 90 radiation oncology facilities in 38 states.

This news release contains forward-looking statements, including statements that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” or similar expressions and statements regarding our prospects. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such expectations are subject to risks and uncertainties, including the Company’s reliance on pharmaceuticals for the majority of its revenues, the Company’s ability to maintain favorable pharmaceutical pricing and favorable relationships with pharmaceutical manufacturers and other vendors, concentration of pharmaceutical purchasing and favorable pricing with a limited number of vendors, prescription drug reimbursement and other reimbursement under Medicare (including reimbursement for radiation and diagnostic services), reimbursement for medical services by non-governmental payers and cost-containment efforts by such payers, other changes in the manner patient care is reimbursed or administered, the Company’s ability to service its substantial indebtedness and comply with related covenants in debt agreements, the Company’s ability to fund its operations through operating cash flow or utilization of its existing credit facility or its ability to obtain additional financing on acceptable terms, the Company’s ability to implement strategic initiatives, the Company’s ability to maintain good relationships with existing practices and expand into new markets and development of existing markets, modifications to, and renegotiation of, existing economic arrangements, the Company’s ability to complete cancer centers and PET facilities currently in development and its ability to recover investments in cancer centers, government regulation and enforcement, increases in the cost of providing cancer treatment services and the operations of the Company’s affiliated physician practices. Please refer to the US Oncology Holdings, Inc. filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings, for a more extensive discussion of factors that could cause actual results to differ materially from the Company’s expectations.

Discussion of Non-GAAP Information

In this release, the Company uses the term “EBITDA” and “Adjusted EBITDA”. EBITDA is earnings before interest, taxes, depreciation and amortization (including amortization of stock compensation) and minority interest expense. EBITDA is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted EBITDA is EBITDA before loss on early extinguishment of debt and impairment and restructuring charges. These measures are derived from relevant items in the Company’s GAAP financials. A reconciliation of EBITDA to net income (loss) and operating cash flow is included in this release.

The Company believes EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in the US Oncology network. Adjusted EBITDA is useful to investors as it eliminates certain amounts that are unusual in nature and not currently expected to be part of the Company’s ongoing operational performance. The Company’s senior secured credit facility also requires that it comply on a quarterly basis with certain financial covenants that include Adjusted EBITDA as a financial measure. Management believes that EBITDA and Adjusted EBITDA are useful to investors, since they provide investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA and Adjusted EBITDA should not be viewed as alternatives to the Company’s GAAP financial statements, but should be read as a supplement to, and in conjunction with, the Company’s GAAP financial statements.

US ONCOLOGY HOLDINGS, INC.

KEY OPERATING STATISTICS

(unaudited)

	Q1	Q1 (5)%		Q4%
	2007	2006	Change	2006	Change
Physician Summary:
Medical oncologists	685	690	(0.7)%	686	(0.1)%
Radiation oncologists	148	140	5.7	146	1.4
Other oncologists	44	44	—	47	(6.4)

Total CSA physicians	877	874	0.3	879	(0.2)

OPS physicians	200	138	44.9	188	6.4

Total physicians	1,077	1,012	6.4	1,067	0.9

Daily Operating Statistics:
Medical oncology visits (1)	9,806	10,051	(2.4)	9,918	(1.1)
Radiation treatments/diagnostic scans (2)(4)	3,614	3,564	1.4	3,522	2.6

Daily Same Store Statistics:
Medical oncology visits (1)	9,806	9,552	2.7	9,918	(1.1)
Radiation treatments/diagnostic scans (2)(4)	3,443	3,377	2.0	3,358	2.5

Other Statistics:
Radiation oncology facilities(3)(4)(5)	90	93	(3.2)	91	(1.1)
PET systems	34	30	13.3	33	3.0
New patients enrolled in research	761	646	17.8	790	(3.7)
studies during the period
Accounts receivable days outstanding	37	44	(15.9)	38	(2.6)

Notes to Key Operating Statistics:

(1)	Medical oncology visits include information for practices affiliated under comprehensive service agreements only, and do not include the results of OPS practices.
(2)	Represents technology-based treatments, including IMRT treatments and diagnostic scans, provided through our integrated cancer centers and radiation-only facilities.
(3)	The first quarter of 2007 includes 79 integrated cancer centers and 11 radiation-only facilities. The fourth quarter of 2006 includes 80 integrated cancer centers and 11 radiation-only facilities while the first quarter of 2006 includes 82 integrated cancer centers and 11 radiation-only facilities.
(4)	Radiation treatments/diagnostic scans and facilities do not include cancer centers operated by unconsolidated joint ventures in which the Company or an affiliated practice has a financial interest.
(5)	Radiation oncology facilities at March 31, 2006 include 4 cancer centers operated by a 35-physician net revenue model practice whose management service agreement was terminated in April, 2006. These 4 centers were sold to the disaffiliated practice in October, 2006.

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2006
	2007	2006
Product revenue	$481,615	$457,741	$462,184
Service revenue	250,426	244,002	259,400

Total revenue	732,041	701,743	721,584

Cost of products	464,665	438,313	460,725

Cost of services:
Operating compensation and benefits	117,349	116,682	114,341
Other operating costs	72,794	66,800	70,256
Depreciation and amortization	17,729	16,034	17,854

Total cost of services	207,872	199,516	202,451

Total cost of products and services	672,537	637,829	663,176
General and administrative expense	20,276	19,078	17,488
Impairment and restructuring charges	7,395	—	—
Depreciation and amortization	3,364	3,800	3,806

	703,572	660,707	684,470

Income from operations	28,469	41,036	37,114

Other income (expense):
Interest expense, net	(31,025)	(27,458)	(29,547)
Minority interests	(722)	(525)	(660)
Loss on extinguishment of debt	(12,917)	—	—

Income (loss) before income taxes	(16,195)	13,053	6,907
Income tax benefit (provision)	609	(5,482)	(3,654)

Net income (loss)	$(15,586)	$7,571	$3,253

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$23,730	$(128,193)

Cash flows from investing activities:
Acquisition of property and equipment	(17,427)	(11,768)
Payments in practice affiliation transactions	—	(3,281)
Net proceeds from sale of assets	750	—

Net cash used in investing activities	(16,677)	(15,049)

Cash flows from financing activities:
Proceeds from senior floating rate PIK toggle notes	425,000	—
Proceeds from other indebtedness	665	—
Net borrowings under revolving facility	—	20,000
Payment of dividends on preferred stock	(25,000)	—
Payment of dividends on common stock	(323,580)	—
Repayment of senior floating rate notes	(256,766)	—
Debt financing costs	(11,700)	—
Repayment of term loan	(3,791)	(1,000)
Repayment of other indebtedness	(369)	(2,076)
Distributions to minority interests	(1,420)	—
Contributions from minority interests	426	482
Proceeds from exercise of options	517	18

Net cash provided by (used in) financing activities	(196,018)	17,424

Decrease in cash and equivalents	(188,965)	(125,818)
Cash and equivalents:
Beginning of period	281,768	125,838

End of period	$92,803	$20

US ONCOLOGY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and equivalents	$92,803	$281,768
Accounts receivable	351,067	341,306
Other receivables	111,482	105,544
Prepaid expenses and other current assets	25,670	21,139
Inventories	87,299	78,381
Deferred income taxes	4,365	4,268
Due from affiliates	62,770	66,674

Total current assets	735,456	899,080
Property and equipment, net	390,310	393,318
Service agreements, net	231,911	240,100
Goodwill	757,870	757,870
Other assets	79,345	76,126

	$2,194,892	$2,366,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term indebtedness	$10,701	$9,397
Accounts payable	225,393	198,978
Dividends payable	—	190,000
Due to affiliates	165,396	146,683
Accrued compensation cost	26,273	26,854
Accrued interest payable	12,409	30,965
Income taxes payable	2,705	1,842
Other accrued liabilities	30,007	32,565

Total current liabilities	472,884	637,284
Deferred revenue	7,983	8,337
Deferred income taxes	30,359	33,520
Long-term indebtedness	1,489,911	1,319,664
Other long-term liabilities	8,594	8,032

Total liabilities	2,009,731	2,006,837

Minority interests	13,857	14,148
Preferred stock Series A, 15,000 shares authorized, 13,939 shares issued and outstanding	293,186	312,749
Preferred stock Series A-1, 2,000 shares authorized, 1,948 shares issued and outstanding	51,165	50,797

Preferred stock	344,351	363,546

Stockholders’ deficit
Common stock, $0.001 par value, 300,000 shares authorized, 141,495 shares issued and outstanding	141	141
Accumulated other comprehensive income (loss), net of tax	(582)	951
Retained deficit	(172,606)	(19,129)

Stockholders’ deficit	(173,047)	(18,037)

	$2,194,892	$2,366,494

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME AND SELECTED BALANCE SHEET DATA

(in thousands)

(unaudited)

Reconciliation of Holdings Net Income to US Oncology Net Income:

		Three Months Ended
			March 31, 2007
	Holdings Net Loss		$(15,586)

Add back:	General and administrative expense		41
	Loss on extinguishment of debt		12,917
	Interest expense		7,218
	Effective tax rate differential		(2,540)

	US Oncology Net Income		$2,050

Reconciliation of Selected Balance Sheet Data:

		As of March 31, 2007
		US Oncology	Holdings combining entries and eliminations	Holdings
	Total assets	$2,168,582	$26,310	$2,194,892
	Total liabilities	1,585,035	424,696	2,009,731
	Preferred stock	—	344,351	344,351
	Stockholders’ equity (deficit)	569,690	(742,737)	(173,047)

US ONCOLOGY HOLDINGS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2007	2006	2006
Net income (loss)	$(15,586)	$7,571	$3,253
Add back:
Interest expense, net	31,025	27,458	29,547
Income tax (benefit) provision	(609)	5,482	3,654
Depreciation and amortization	21,093	19,834	21,660
Amortization of stock compensation	260	545	746
Minority interest expense	722	525	660

EBITDA	36,905 (1)	61,415 (1)	59,520 (1)
Plus:
Loss on extinguishment of debt	12,917	—	—
Impairment and restructuring charges	7,395	—	—

Adjusted EBITDA	57,217	61,415	59,520

Changes in assets and liabilities	(835)	(158,047)	29,394
Deferred income tax provision	(2,236)	1,379	1,414
Interest expense, net	(31,025)	(27,458)	(29,547)
Income tax benefit (provision)	609	(5,482)	(3,654)

Net cash provided by (used in) operating activities	$23,730	$(128,193)	$57,127

(1)

US Oncology Holdings incurs certain general and administrative costs that are incremental to the amounts incurred by US Oncology. During the quarters ended March 31, 2007 and 2006 and the quarter ended December 31, 2006, these expenses were $12.9 million (including $41 thousand of general and administrative costs and $12.9 million loss on extinguishment of debt), $126 thousand and $39 thousand, respectively, and are not included in the determination of US Oncology EBITDA of $49.9 million, $61.5 million and $59.6 million, respectively, for these periods.